Exhibit 99.1

808 Travis, Suite 1320

Houston, Texas 77002

(713) 780-9494

Fax (713) 780-9254

Contact: Robert C. Turnham, Jr., President David R. Looney, Chief Financial Officer	Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES THIRD QUARTER

FINANCIAL RESULTS AND OPERATIONAL UPDATE

•	Initial Cotton Valley horizontal well spud on October 23rd and second horizontal well planned for December spud in Bethany-Longstreet field

•	Company wide production volumes grow by over 99% compared to third quarter of 2005 and 7% sequentially over second quarter of 2006

•	Cash flow estimates nearly double from prior year period

•	Net volumes in Cotton Valley trend grow by approximately 173% from the third quarter of 2005

•	The Company conducted drilling operations on 19 Cotton Valley trend wells during the third quarter, increasing the number of total wells drilled through the third quarter to 142 with a 100% success rate

Houston, Texas – November 6, 2006. Goodrich Petroleum Corporation today announced its financial and operating results for the third quarter ended September 30, 2006.

Net income for the third quarter of 2006 was $8.2 million versus a $19.5 million net loss for the third quarter of 2005. Net income applicable to common stock for the third quarter of 2006 was $6.7 million, or $0.27 per basic share, compared to a net loss applicable to common stock for the third quarter of 2005 of $19.6 million, or $0.79 per basic share.

Earnings before interest, taxes, DD&A and exploration (“EBITDAX”) for the third quarter of 2006 increased by 98% to $18.0 million, compared to $9.1 million in the third quarter of 2005 (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities). Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased by 79% to $15.1 million for the third quarter of 2006, compared to $8.4 million in the third quarter of 2005 (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).

The Company had a gain on derivatives not qualifying for hedge accounting for the third quarter of 2006 of $15.2 million before taxes, due largely to an unrealized gain of $15.0 million before taxes on the change in the mark to market value of the Company’s portfolio of ineffective gas and oil hedges. Realized gains on the Company’s derivative portfolio totaled $0.7 million before taxes for the quarter. During the third quarter of 2005 the Company recorded a loss on derivatives not qualifying for hedge accounting of $32.6 million before taxes.

Lease operating expense (“LOE”) for the quarter was $6.1 million, or $1.41 per Mcfe of production, versus $2.4 million, or $1.11 per Mcfe for the third quarter of 2005 and $1.18 per Mcfe in the second quarter of 2006. The primary reasons for the increase in LOE for the third quarter of 2006 were a combination of additional losses associated with hurricane damage expenditures in S. Louisiana of approximately $0.09 per Mcfe and increased salt water disposal expenses recorded in our Cotton Valley trend area. In the Cotton Valley trend, our total LOE per Mcfe of production was approximately $1.05 per Mcfe for the third quarter. Given the rapid growth and expansion of our Cotton Valley trend operations, and the fact that much of the infrastructure necessary to operate more efficiently is just now being built, we expect our expenses in that region to decline over time on a per Mcfe basis. Our year to date LOE per Mcfe in the Cotton Valley region is approximately $0.87. As we are able to begin utilizing the previously disclosed Low Pressure Gathering System (“LPGS”) in early 2007, we expect a meaningful decrease in operating expenses, particularly as it relates to salt water disposal costs in this region.

Depreciation, depletion and amortization (“DD&A”) expense for the third quarter of 2006 was $14.2 million, or $3.30 per Mcfe, versus $6.7 million, or $3.10 per Mcfe in the third quarter of 2005 and $3.29 per Mcfe for the second quarter of this year. The increase in DD&A per Mcfe from the prior year period was primarily due to higher production volumes coming from fields with higher DD&A rates. General and administrative (“G&A”) expense for the third quarter of 2006 was $4.3 million, or $1.00 per Mcfe, versus $2.5 million, or $1.18 per Mcfe in the third quarter of 2005. The increase in G&A was primarily due to the hiring of additional employees and expensing of certain stock based compensation. Of the $4.3 million of G&A for the quarter, $1.4 million, or $0.32 per Mcfe, was related to non cash stock based compensation, of which $0.9 million was associated with option expenses, which were not required to be expensed prior to 2006.

Capital expenditures for the third quarter of 2006 totaled $52.6 million compared to $48.0 million in the third quarter of 2005. Of the $52.6 million, $42.2 million was incurred on the drilling and completion of Cotton Valley trend wells in the third quarter, versus $63.8 million incurred on Cotton Valley trend wells in the second quarter of 2006. This reduction in capital expenditures in the third quarter was largely a result of the drilling of Cotton Valley trend wells with a lower average working interest, as discussed below under the Operations Update. Additionally, $6.5 million was incurred on South Louisiana wells and facilities in the third quarter, $2.0 million was incurred on leasehold acquisitions in the Cotton Valley trend and $1.9 million was incurred on other facilities. The Company had 20 gross wells drilling during the quarter (19 in the Cotton Valley Trend), with approximately 87% of the capital expenditures in the quarter associated with activities in the Cotton Valley trend. The Company funded its capital expenditures in the third quarter of 2006 through a combination of cash flow from operations, available cash and increased borrowings.

Operations Update

The Company continued its aggressive development in the East Texas / North Louisiana Cotton Valley trend, conducting drilling operations on 19 wells during the quarter. Company-wide, total production for the quarter of approximately 4.3 Bcf equivalent (“Bcfe”) or 46,700 Mcf equivalent (“Mcfe”) per day, represented a 99% increase over third quarter 2005 volumes of 2.2 Bcfe or 23,500 Mcfe per day, and an approximate 7% increase over the second quarter of 2006. Eighty two percent of the Company’s production for the third quarter of 2006 was natural gas. All of the Company’s production volume increases were achieved from organic drillbit growth in either the Cotton Valley trend or the South Louisiana region.

Cotton Valley Trend

Net sales volumes in the Cotton Valley trend grew from approximately 11.5 Mmcfe/d in the third quarter of 2005 to approximately 32.3 Mmcfe/d in the third quarter of 2006, representing a 173% year over year increase. When compared to the second quarter of this year, while gross Cotton Valley trend production volumes were up approximately 8%, net Cotton Valley trend sales volumes were virtually flat, due largely to the fact that our contracted rigs were drilling on average, lower GDP working interest wells than in prior quarters. As previously disclosed, approximately 38% of our planned wells in the second half of this year are drilling wells where the Company has a working interest ranging from 40% to 70%. The average rigs running in the trend full time during the quarter was also down to 5.7 rigs, due to the rotation out of two of the older, less efficient drilling rigs utilized by our contractors in anticipation of three new builds set to arrive in the fourth quarter of 2006 and first quarter of 2007. In the interim, and since the end of the third quarter, we have picked up two additional rigs on short term contracts designed to partially fill the gap created by the releasing of the two older rigs during the third quarter. In addition, as the Company has added an increasing number of wells to production at its Dirgin-Beckville and North Minden fields, it has experienced higher line pressure in the gathering system. As previously announced, the Company has commenced installation of a low pressure gathering system (“LPGS”), with the first phase set to be completed during the first quarter of 2007 and the system fully implemented by the end of the second quarter of 2007. Late in the third quarter the Company began a pilot program which should simulate the ultimate impact of the low pressure system. While the data set is somewhat limited geographically and it is early in the pilot program, preliminary indications are that the LPGS will have a meaningful impact on the production volumes reported by the Company in future quarters, once it becomes fully operational.

Through September 30, 2006 the Company has drilled and logged 142 wells in the Cotton Valley trend with a 100% success rate. The 142 wells were drilled and logged at the following fields:

•	North Minden – 59

•	Dirgin Beckville - 50

•	Bethany Longstreet - 11

•	South Henderson - 7

•	Cotton/Cotton South - 7

•	Blocker - 3

•	Others - 5

The Company has added approximately 15,000 net acres in the trend since the beginning of the year, bringing the total to approximately 144,000 gross (95,000 net) acres at September 30, 2006.

N. Minden Field

The Company spudded its first Cotton Valley horizontal well, the JK Williams #1-H, on October 23, 2006. The well is targeting the lower Cotton Valley sand section and is designed to have a 2,500 to 3,000 foot lateral extension. Although this well is expected to cost approximately $5 million, or twice as much as to drill and complete as a typical vertical well, the Company’s pre-drill assumption is a range of 3 to 6 Bcfe of gross reserves, which would be approximately 3 to 6 times greater than that attributable to a typical vertical Cotton Valley well.

Bethany-Longstreet

As recently reported, the Company has increased its activity in the Bethany Longstreet area of north Louisiana, having drilled and completed 5 wells in the field during 2006. Gross production volumes from this field have grown from 2.0 Mmcfe/d at the end of 2005 to approximately 7.0 Mmcfe/d currently. The Company’s most recent well in the field , the Champe Graham #1, has been dually completed in the Cotton Valley and Hosston sands, and was recently tested at a combined rate of approximately 5.5 Mmcfe/d, which is not included in the previous amounts. Additionally, the Company has finalized plans to drill its initial horizontal well in this field, which should spud in late December 2006.

Cotton South

The Company recently completed its Stanley Crossman C-1 well, which is currently producing at a rate of 2.5 Mmcfe/d. The Company has a 40% interest in the well. The Company has also drilled and is logging its seventh well in the field, the Bob Sessions No. 1, with the well expected to be online within 30 to 45 days. The Company owns a 100% interest in the well. This brings the total number of wells drilled and logged in this field to 8, with a 100% success rate. The Company has dedicated a rig to the field over the next several months, and will have a working interest ranging from 40 – 100% on its next several wells.

Cotton

As previously reported, the Company sold half of its deep rights below the base of the Knowles Lime at 12,901 feet to a private company that is currently drilling a Deep Bossier test. The well is currently drilling at approximately 14,000 feet, going to an estimated total depth of approximately 17,000 feet. The well has encountered gas shows in the shallow zones in which the Company owns a 40% interest. As to the Deep Bossier test, the Company’s entire 20% interest in the well is being paid for by the private company referred to above.

South Louisiana

As previously announced, the Company drilled and logged its Gueymard No. 1 well, its initial test well at the St. Gabriel Field in Iberville and Ascension Parishes, which encountered approximately 60 feet of net pay. The well was preliminarily tested at a gross production rate of approximately 4,000 Mcf of gas per day and 200 barrels of oil per day, with 5,000 pounds of flowing tubing pressure. Prior to placing the well on production, a downhole mechanical failure occurred, prohibiting the well from the ability to produce from the original zone. Subsequent to numerous attempts to reestablish production from the original zone, we have abandoned this zone in this wellbore and initiated operations to recomplete the well into one of the shallower zones. The Company anticipates that production from the recompletion should occur during the fourth quarter of 2006.

Commenting on the quarter, Vice Chairman and CEO, Gil Goodrich, stated “While the transition toward a more modern fleet of rigs began during the third quarter by the releasing of two older vintage rigs and we stepped up activity in areas where we hold less than 100% working interests, we nevertheless managed to grow production volumes over the prior quarter by a respectable 7%. At the same time, we are tremendously enthusiastic about the potential of our horizontal drilling activity and plans for the Cotton Valley and the significant upside and exposure it provides to our shareholders. We also remain confident in our ability to continue executing on our core Cotton Valley strategy and to achieve operational improvements from our infrastructure projects such as the low pressure gathering system in East Texas. With the delivery of the three new build rigs, which are scheduled to be delivered over the next few months, we expect to increase the number of rigs working in the Cotton Valley trend to nine by the end of the first quarter of 2007 and currently believe, with some modifications, all but perhaps two of the nine rigs could ultimately be capable of horizontal drilling in the Cotton Valley.”

OTHER INFORMATION

In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow, because of management’s belief that these measures are financial indicators of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow are useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. EBITDAX and discretionary cash flow should not be considered as alternatives to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION

SELECTED INCOME DATA

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total Revenues	$29,435	$17,537	$85,312	$43,901

Operating expenses
Lease operating expense	6,073	2,404	14,327	6,936
Production taxes	1,832	1,177	5,047	2,934
Transportation	1,245	167	2,921	258
Depletion, depreciation and amortization	14,197	6,696	37,120	18,287
Exploration	1,814	1,397	5,178	5,339
General and administrative	4,282	2,544	12,248	5,969
Gain on sale of assets	—	—	—	(169)
Other	85	112	1,344	512

	29,528	14,497	78,185	40,066

Operating income (loss)	(93)	3,040	7,127	3,835

Other income (expense)
Interest expense	(2,509)	(378)	(4,706)	(1,204)
Gain (loss) on derivative instruments not qualifying for hedge accounting	15,188	(32,624)	34,611	(42,736)

	12,679	(33,002)	29,905	(43,940)

Income (loss) before income taxes	12,586	(29,962)	37,032	(40,105)
Income tax (expense) benefit	(4,405)	10,488	(12,961)	14,035

Net Income (loss)	8,181	(19,474)	24,071	(26,070)
Preferred stock dividends	1,511	158	4,504	474
Preferred stock redemption premium	—	—	1,545	—

Net income (loss) applicable to common stock	$6,670	$(19,632)	$18,022	$(26,544)

Net income (loss) per common share
Basic	$0.33	$(0.79)	$0.97	$(1.13)

Diluted	$0.32	$(0.79)	$0.95	$(1.13)

Net income (loss) applicable to common stock per common share
Basic	$0.27	$(0.79)	$0.72	$(1.15)

Diluted	$0.26	$(0.79)	$0.71	$(1.15)

Weighted average shares basic	24,972	24,784	24,923	23,024

Weighted average shares diluted	25,346	24,784	25,386	23,024

GOODRICH PETROLEUM CORPORATION

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Selected Financial Data (In Thousands)

Reconciliation of EBITDAX to Net Cash Provided by (Used in) Operating Activities:
EBITDAX	$17,995	$9,077	$51,816	$26,207
Exploration	(1,814)	(1,397)	(5,178)	(5,339)
Prospect amortization	1,425	1,002	3,909	2,201
Gain on sale of assets	—	—	—	(169)
Interest expense	(2,509)	(378)	(4,706)	(1,204)
Dry hole costs	—	124	20	2,012
Net changes in working capital	(17,648)	4,911	6,592	19,420

Net cash provided by (used in) operating activities	$(2,551)	$13,339	$52,453	$43,128

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	$15,097	$8,428	$45,861	$23,708
Net changes in working capital	(17,648)	4,911	6,592	19,420

Net cash provided by (used in) operating activities	$(2,551)	$13,339	$52,453	$43,128

Selected Operating Data

Production
Natural gas (MMcf)	3,509	1,574	9,424	4,094
Oil and condensate (MBbls)	131	98	355	324

Total (Mmcfe)	4,297	2,163	11,558	6,039

Mcfe per day	46,708	23,507	42,337	22,123

Average sales price per unit:
Natural gas (per Mcf)	$6.21	$8.74	$6.71	$7.52
Oil (per Bbl)	57.09	36.31	57.08	37.49
Natural gas and oil (Mcfe)	6.81	8.00	7.22	7.11

Expenses per Mcfe
Lease operating expense	$1.41	$1.11	$1.24	$1.15
Production tax	0.43	0.54	0.44	0.49
DD&A	3.30	3.10	3.21	3.03
Exploration	0.42	0.65	0.45	0.88
General and Administrative	1.00	1.18	1.06	0.99

	September 30, 2006	December 31, 2005
Selected Balance Sheet Data (In Thousands)
Cash	$1,314	$19,842
Total Assets	433,207	296,526
Debt	138,500	30,000
Total Equity	226,361	181,589
Total Debt Plus Equity	364,861	211,589